2005 DIRECTORS DEFERRED COMPENSATION PLAN

(Effective as of January 1, 2005)
2005 DIRECTORS DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

Page
INTRODUCTION	1

ARTICLE I DEFINITIONS	1

1.1 “Adjustment”	1
1.2 “Board”	1
1.3 “Code	1
1.4 “Committee”	1
1.5 “Company”	1
1.6 “Compensation”	1
1.7 “Director”	1
1.8 “Disabled” or “Disability”	2
1.9 “Effective Date”	2
1.10 “Individual Account”	2
1.11 “Participant”	2
1.12 “Plan”	2
1.13 “Plan Year”	2
1.14 “Subsidiary” or “Subsidiaries”	2
1.15 “Unforeseeable Emergency”	2

ARTICLE II ELIGIBILITY AND PARTICIPATION	2

ARTICLE III CONTRIBUTIONS AND ALLOCATIONS	3

3.1 Participant Deferral Contributions	3
3.2 Compensation Deferral Election	3
3.3 Allocation of Contributions and Adjustments	4

ARTICLE IV INVESTMENT OF CONTRIBUTIONS	4

4.1 Investment Options	4
4.2 Crediting of Adjustments	5
4.3 Notification to Participants	5
4.4 Unsecured Contractual Rights	5

ARTICLE V DISTRIBUTIONS	5

5.1 Time of Payment of Benefits	5
5.2 Methods of Payment	6
5.3 Beneficiary Designation	7
5.4 Suspension of Distributions on Insolvency of Company	8
5.5 Suspension of Installment Distributions Upon Reinstatement	8

ARTICLE VI PLAN ADMINISTRATION	8

6.1 Appointment of the Committee	8
6.2 Powers and Responsibilities of the Committee	8
6.3 Liabilities	9
6.4 Claims and Review Procedures	9

ARTICLE VII AMENDMENT AND TERMINATION OF THE PLAN	13

7.1 Amendment of the Plan	13
7.2 Termination of the Plan	13

ARTICLE VIII MISCELLANEOUS	13

8.1 Governing Law	13
8.2 Headings and Gender	13
8.3 Participant’s Rights; Acquittance	13
8.4 Spendthrift Clause	13
8.5 Counterparts	13
8.6 No Enlargement of Director Rights	14
8.7 No Guarantee	14
8.8 Limitations on Liability	14
8.9 Incapacity of Participant or Beneficiary	14
8.10 Corporate Successors	14

SIGNATURES	15

INTRODUCTION

The purpose of this Plan is to formalize the terms and conditions pursuant to which certain eligible directors of the Company may elect to defer the receipt of all or a portion of the compensation to be paid to such directors by the Company, for the valuable services which such directors perform for the benefit of the Company, and upon which the Company shall pay such deferred compensation to such directors at the cessation of their services as directors, or to their designated beneficiaries in the event of their death prior to the receipt of the full amount of such deferred compensation.

The Company intends this Plan to be an unfunded, non-qualified plan of deferred compensation, maintained primarily to provide retirement income for its directors eligible to participate in the Plan, both for federal income tax purposes under Section 409A of the Internal Revenue Code of 1986, as amended, and for the purpose of an exempt plan under the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE I

DEFINITIONS

Whenever the initial letter of a word or phrase is capitalized herein, the following words and phrases shall have the meanings stated below unless a different meaning is plainly required by the context:

1.1 “Adjustment” means the net increases and decreases in the value of the Individual Account of each Participant as described in Article IV.

1.2 “Board” means the Board of Directors of Old National Bancorp.

1.3 “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

1.4 “Committee” means the Compensation Committee of the Board, or a duly authorized officer of the Company empowered by such Committee to act on its behalf, responsible for administering the Plan, as described in Section 6.2.

1.5 “Company” means Old National Bancorp and its Subsidiaries.

1.6 “Compensation” means the total amount of retainer and board or committee meeting fees paid by the Company to the Director during or for a calendar year. Compensation taken into account for all purposes under the Plan shall not be limited as provided in Section 401(a)(17) of the Code.

1.7 “Director” means an individual who: (i) is not employed by Old National Bancorp or a Subsidiary; and (ii) is serving as a member of the board of directors of either Old National Bancorp, Old National Bank or a Subsidiary.

1.8 “Disabled” or “Disability” means the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The Committee shall be the sole and final judge of Disability within the meaning of the Plan, after consideration of such evidence as it may require, including the reports of such physician or physicians as it may designate.

1.9 “Effective Date” of the Plan means January 1, 2005.

1.10 “Individual Account” means the individual bookkeeping account maintained for each Participant in accordance with the terms of the Plan. Such Individual Account is comprised of the contributions made to the Plan by the Company, in lieu of cash or shares of Company stock paid by the Company directly to the Director, at the election of the Participant pursuant to a Compensation Deferral Election (as defined in Section 3.2), plus the Adjustments credited thereto pursuant to Section 3.3, reduced by any distributions therefrom pursuant to Article V. Although the term “contribution” is used herein for ease of reference, credits to a Participant’s Individual Account under the Plan are merely credits to a bookkeeping account and are not actual cash or other contributions.

1.11 “Participant” means a Director who is eligible to become and who does become a Participant pursuant to the provisions of Article II of the Plan.

1.12 “Plan” means the 2005 Directors Deferred Compensation Plan and amendments thereto.

1.13 “Plan Year” means the twelve (12) month period beginning January 1 and ending December 31.

1.14 “Subsidiary” or “Subsidiaries” means any corporation more than fifty percent (50%) of whose total combined voting stock of all classes is held by Old National Bancorp or by another corporation qualifying as a Subsidiary within this definition.

1.15 “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent [as defined in Code Section 152(a)] of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Committee shall be the sole and final judge of Unforeseeable Emergency, as defined herein, after consideration of such evidence as it may require, including the financial statements and records of the Participant

ARTICLE II

ELIGIBILITY AND PARTICIPATION

A Director is automatically eligible for participation in the Plan upon becoming a Director. Participation will commence as of the date such Director enters into a Compensation Deferral Election pursuant to Section 3.2.

ARTICLE III

CONTRIBUTIONS AND ALLOCATIONS

3.1 Participant Deferral Contributions.

(a)	Amount of Contributions. Each Plan Year the Participant may elect, prior to the beginning of the Plan Year, to defer either twenty-five percent (25%), fifty percent (50%), seventy-five (75%) or one hundred percent (100%) of the Compensation otherwise payable to the Participant during the Plan Year. In the case of a Participant’s initial year of participation under the Plan the Participant may elect, no later than thirty (30) days after the date that the Participant initially becomes eligible, to commence compensation deferral contributions (in one of the foregoing percentages) with respect to services to be performed after the date of the election. Such deferral percentage shall remain in effect throughout the Plan Year and for each Plan Year thereafter until another deferral percentage (either 25%, 50%, 75% or 100%) is elected by the Participant prior to the beginning of a subsequent Plan Year, or until the Committee notifies the Participant that the Participant is no longer eligible for contributions under this Section 3.1.

(b)	Limit on Contributions. The maximum amount of a Participant’s Compensation that may be subject to Participant deferral contributions for a Plan Year is one hundred percent (100%) of such Participant’s Compensation for such Plan Year.

(c)	Timing of Contributions. Compensation deferral contributions for the benefit of a Participant for any Plan Year shall be made to the Plan by the Company as soon as administratively feasible following the date as of which such amounts would otherwise have been paid to the Participant.

3.2 Compensation Deferral Election. As a condition to the Company’s obligation to credit Compensation deferral contributions for the benefit of a Participant pursuant to Section 3.1, the Participant must execute a Compensation Deferral Election on such forms as shall be prescribed by the Committee in which it is requested that the Company withhold payment of all or a portion of the Participant’s Compensation, as elected by the Participant, and credit such withheld amount to the Participant’s Individual Account at the times set forth in the Plan. Except as otherwise provided in Section 3.1(a) with respect to a Participant’s initial year of participation under the Plan, the Compensation Deferral Election for any Plan Year must be executed and delivered by the Participant to the Company prior to the first day of the Plan Year to which the Compensation Deferral Election relates.

The Participant’s election to defer a portion of his or her Compensation for a Plan Year, once made, shall be irrevocable for such year, except that the Committee, in its sole discretion, may waive the Participant’s election to defer Compensation if the Participant has suffered an Unforeseeable Emergency which results in a severe financial hardship. Such waiver shall apply to the portion of the Plan Year remaining after the Committee’s determination that the Participant has suffered a severe financial hardship. The effective date of the waiver shall be fixed by the Committee after application by the Participant under such procedures as may be fixed by the Committee. The Participant’s application shall include a signed statement of the facts causing financial hardship and any other facts required by the Committee in its discretion The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case; however, the Committee shall not grant any waiver of a Participant’s deferral election to the extent that his or her hardship may be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of Participant’s assets, to the extent liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of salary deferral contributions under any other retirement plan, qualified or non-qualified, in which he or she may also be a participant. An Unforeseeable Emergency shall not include the need to send the Participant’s child to college or the desire to purchase a home.

3.3 Allocation of Contributions and Adjustments.

(a)	Individual Account. The Committee shall establish and maintain on behalf of each Participant a bookkeeping account, to be known as the Individual Account, to which the Committee shall credit as soon as administratively feasible all Compensation deferral contributions allocable to each Participant’s Individual Account pursuant to this Article III.

(b)	Determination of Adjustments. In addition to the allocations of Compensation deferral contributions made pursuant to Section 3.1, the Committee shall determine the Adjustments allocable to the Individual Account during the applicable Plan Year pursuant to Section 4.2.

(c)	Allocation of Adjustments. All Adjustments attributable to an Individual Account shall be allocated daily except for hypothetical investment credits attributable to the Index Fund (described in Section 4.1), which shall be accrued on a daily basis but allocated as of the last day of each calendar month.

ARTICLE IV

INVESTMENT OF CONTRIBUTIONS

4.1 Investment Options. (a) Except as otherwise provided in paragraph (b) of this section, a Participant may elect, on an electronic or manual investment election platform provided by the Committee for this purpose, to hypothetically invest his or her Individual Account, in whole percentages not to exceed one hundred percent (100%), in one or both of the following options: (i) a Company Stock Fund; or (ii) an Index Fund. An investment election, once made, shall remain in effect until superseded by a subsequent investment election made by the Participant. Any investment election may be prospectively changed by a superseding investment election as of any day during the Plan Year. Except as otherwise provided in paragraph (b), in the absence of an initial investment election, Individual Accounts shall automatically be deemed invested in the Index Fund. For purposes of this Section 4.1, the Company Stock Fund is a hypothetical investment account which purchases only common stock of Old National Bancorp; and the Index Fund is a hypothetical investment account with a rate of return based on a recognized market index, as determined by the Committee in its sole and absolute discretion prior to each Plan Year. The Committee, in its sole and absolute discretion, may determine the rate of return of the hypothetical Index Fund by using any formula or other methodology it deems prudent and the Committee may, in its sole and absolute discretion, change such formula or other methodology at any time and from time to time as it deems prudent to do so; provided, however, no such change shall be applied retroactively if such application would result in a reduction of the rate of return in effect for a Plan Year.

(b) If a Participant defers all or any portion of his or her Compensation consisting of retainer fees paid in the form of shares of Company stock, the amount deferred shall not be subject to any initial investment election under paragraph (a) of this section but shall automatically be deemed initially invested in the hypothetical Company Stock Fund. Thereafter the Participant may prospectively re-invest such amount in either the hypothetical Company Stock Fund or the hypothetical Index Fund pursuant to a subsequent investment election made by the Participant at any time pursuant to paragraph (a) of this section.

4.2 Crediting of Adjustments. On a daily basis the Individual Account of each Participant shall be credited with the sum of: (1) the balance credited to such Account as of the end of the preceding day; (2) the Compensation deferral contributions to be allocated that day to such Account; (3) the distributions from such Account, if any, on that day; and (4) the hypothetical investment credits under Section 4.1 attributable to the Company Stock Fund, including stock dividends and splits, allocable to such Account. On a monthly basis, as of the last day of the calendar month, the Individual Account of each Participant shall be credited with the hypothetical investment credits under Section 4.1 attributable to the Index Fund allocable to such Account.

4.3 Notification to Participants. For each Plan Year, as soon as administratively feasible, and in no event later than the due date of the Participant’s Compensation Deferral Election under Section 3.2 for such Plan Year, the Committee shall notify each Participant of the recognized market index selected for such Plan year by the Committee for purposes of the hypothetical Index Fund under Section 4.1.

4.4 Unsecured Contractual Rights. The Plan at all times shall be unfunded and shall constitute a mere promise by the Company to make benefit payments in the future. Notwithstanding any other provision of this Plan, neither a Participant nor his designated beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Company prior to the time benefits are paid as provided in Article V, including any Compensation deferred hereunder by the Participant. All rights created under this Plan shall be mere unsecured contractual rights of the Participant against the Company.

ARTICLE V

DISTRIBUTIONS

5.1 Time of Payment of Benefits . All amounts credited to a Participant’s Individual Account, including any Adjustments credited in accordance with Section 4.2, shall be distributed, if payable in a single lump sum, or shall commence to be distributed, if payable in annual installments, in the month of January following the date as of which the Participant incurs a distributable event (as defined herein). Subsequent installments shall be paid each January thereafter until exhausted. For all purposes under the Plan, a distributable event with respect to each Participant shall occur on the earliest of the following dates: (i) the Participant’s death; (ii) the date on which the Committee makes a determination that the Participant is Disabled; (iii) the date as of which the Participant ceases to be a Director; (iv) the date on which the Participant attains age seventy (70) years; (v) the occurrence of an Unforeseeable Emergency; or (vi) to the extent provided by the Secretary of Treasury and provided the Plan is not continued as described in Section 8.10, a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. For purposes of the preceding distributable event (v), as determined under Treasury regulations, the amounts distributed with respect to an emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship to the Participant).

5.2 Methods of Payment. A Participant’s Individual Account shall be distributed in cash only to the Participant, or to his designated beneficiary in the event of his death, in one the following methods effectively elected by the Participant in his Benefit Election Form as described in (c) below:

(a) A single lump sum; or

(b)	Annual installments payable over a period of anywhere from two (2) to ten (10) years, as selected by the Participant.

(c)	A Participant’s election of the form in which his benefits hereunder shall be distributed must be made by delivering a Benefit Election Form to the Committee at the time of his or her initial compensation deferral election under the Plan If the Participant does not elect a form of distribution, or such election is not properly made, the Participant’s Individual Account balance shall be paid in the form of a single lump sum.

(d)	Except as otherwise provided in Section 5.5, a Benefit Election Form is irrevocable once Plan benefits are paid or commence to be paid. Prior thereto a Benefit Election Form is revocable by the Participant and may be superseded by delivering a new Benefit Election Form to the Committee; provided, however, that: (i) any subsequent Benefit Election Form may not take effect until at least twelve (12) months after the date on which the election is made; (ii) in the case of a subsequent election related to the Participant’s ceasing to be a director or a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the Company’s assets, the first payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made; and (iii) no subsequent Benefit Election Form may be made less than twelve (12) months prior to the date of the first regularly scheduled payment under the Plan.

(e)	A Benefit Election Form must be fully completed, dated, signed by the Participant and timely delivered to the Committee, or to any individual designated by the Committee to receive such forms on its behalf, in order to be of full force and effect. Any such form which is incomplete, undated, unsigned or untimely delivered shall be of no force or effect.

(f)	In the event a Participant elects an annual installment method the initial annual installment amount will be the Individual Account balance as of the end of the preceding Plan Year otherwise payable in a single sum multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of years, two (2) through ten (10), over which the installments shall be paid, as selected by the Participant. Subsequent annual installments will also be a fraction of the unpaid Individual Account balance, as of the end of the preceding Plan Year, the numerator of which is always one (1) but the denominator of which is the denominator used in calculating the previous installment minus one (1). For example, if the Participant elects an installment payment of his account over a three (3) year period, the initial installment will be one-third (1/3) of the single sum account balance, the second installment will be one-half (1/2) of the remaining account balance and the third and final installment will be the entirety (1/1) of the remaining account balance.

5.3 Beneficiary Designation. A Participant may designate one or more primary or contingent beneficiaries for the receipt of any death benefit payable on his behalf from the Plan. Such designation must be in writing on a Beneficiary Designation Form prepared by the Committee for this purpose. To be effective a Beneficiary Designation Form must be fully completed, dated, signed by the Participant and delivered to the Committee prior to the date of the Participant’s death. Any such form which is incomplete, undated, unsigned by the Participant or untimely delivered to the Committee shall be of no force or effect. If the Participant fails to designate a beneficiary, or if such designation shall for any reason be illegal or ineffective, or if no designated beneficiary survives the Participant, his or her benefits under the Plan shall be paid: (i) to his or her surviving spouse; (ii) if there is no surviving spouse, to his or her descendants (including legally adopted children or their descendants) per stirpes; (iii) if there is neither a surviving spouse nor surviving descendants, to the duly appointed and qualified executor or other personal representative of the Participant to be distributed in accordance with the Participant’s will or applicable intestacy law; or (iv) in the event that there shall be no such representative duly appointed and qualified within thirty (30) days after the date of death of the Participant, then to such persons as, at the date of his death, would be entitled to share in the distribution of the Participant’s estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportions specified in such statute. The Committee may determine the identity of the distributees, and in so doing may act and rely upon any information it may deem reliable upon reasonable inquiry, and upon any affidavit, certificate, or other paper believed by it to be genuine, and upon any evidence believed by it to be sufficient.

5.4 Suspension of Distributions on Insolvency of Company. The Company shall cease the payment of benefits to Participants and their beneficiaries if the Company is Insolvent. For purposes of the Plan, the Company shall be considered “Insolvent” if:

(i)	it is unable to pay its debts as they become due; or

(ii)	it is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

During such period, the Company shall hold the assets of the Plan, if any, for the benefit of the Company’s general creditors. Nothing in this Plan shall in any way diminish any rights of Participants and their designated beneficiaries as general creditors of the Company with respect to benefits due under the Plan or otherwise. The Company shall resume the payment of benefits to Participants or their beneficiaries in accordance with the preceding provisions of this Article V upon the termination of its Insolvency. Provided there are sufficient assets, if the Company discontinues the payment of benefits pursuant to this Section 5.4 and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants or their beneficiaries under the terms of the Plan for the period of such discontinuance.

5.5 Suspension of Installment Distributions Upon Reinstatement. If a former Director who is receiving annual installments pursuant to Section 5.2(b) is reappointed as a Director and designated by the Committee as an eligible Participant in the Plan pursuant to Article II upon such reappointment, then the distribution of the remaining unpaid installments as of such reinstatement shall be suspended. Such unpaid installments shall not thereafter be distributed until such Participant incurs another distributable event, as described in Section 5.1, subsequent to such reinstatement. Upon the occurrence of such subsequent distributable event the unpaid installments shall be distributed in accordance with the provisions of this Article V in effect as of, and based on the Participant’s Benefit Election Form for, such subsequent distributable event.

ARTICLE VI

PLAN ADMINISTRATION

6.1 Appointment of the Committee. The Compensation Committee of the Board, or a duly authorized officer of the Company empowered by the Committee to act on its behalf, shall be responsible for administering the Plan, and shall be charged with the full power and the responsibility for administering the Plan in all its details.

6.2 Powers and Responsibilities of the Committee.

(a)	The Committee shall have all powers necessary to administer the Plan, including the power to construe and interpret the Plan documents; to decide all questions relating to an individual’s eligibility to participate in the Plan; to determine the amount, manner and timing of any distribution of benefits or withdrawal under the Plan; to resolve any claim for benefits in accordance with Section 6.4, and to appoint or employ advisors, including legal counsel, to render advice with respect to any of the Committee’s responsibilities under the Plan. Any construction, interpretation, or application of the Plan by the Committee shall be final, conclusive and binding. All actions by the Committee shall be taken pursuant to uniform standards applied to all persons similarly situated.

(b)	Records and Reports. The Committee shall be responsible for maintaining sufficient records to determine each Participant’s eligibility to participate in the Plan, and the Compensation of each Participant for purposes of determining the amount of contributions that may be made by or on behalf of the Participant under the Plan.

(c)	Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable, or appropriate in the administration of the Plan. All rules and decisions of the Committee shall be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Participant or beneficiary, the Company or the legal counsel of the Company.

(d)	Application and Forms for Benefits. The Committee may require a Participant or beneficiary to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Committee may rely upon all such information so furnished to it, including the Participant’s or beneficiary’s current mailing address.

(e)	Court Action. No Participant or beneficiary shall have the right to seek judicial review of a denial of benefits, or to bring any action in any court to enforce a claim for benefits prior to filing a claim for benefits or exhausting his rights to review under this Section 6.4.

6.3 Liabilities. The individual members of the Committee shall be indemnified and held harmless by the Company with respect to any alleged breach of responsibilities performed or to be performed hereunder.

6.4 Claims and Review Procedures.

(a)	Procedures Governing the Filing of Benefit Claims. A “Benefit Claim” means a request for a Plan benefit or benefits, made by a Claimant or by an authorized representative of a Claimant, which complies with the Plan’s procedures for making benefit claims. “Claimant” means a Participant, a surviving spouse of a Participant, a Beneficiary, or an Alternate Payee, who is claiming entitlement to the payment of any benefit under the Plan.

(b)	Notification of Benefit Determinations. The Committee will notify a Claimant, in accordance with subsection (c) below, of the Plan’s benefit determination within a reasonable period of time after the Participant has incurred a distributable event as defined in Section 5.1, or after receipt by the Committee of a Benefit Claim, but not later than 90 days (45 days in the case of a Disability Claim) after receipt of the Benefit Claim by the Committee.

If special circumstances require an extension of time for processing the Benefit Claim, the Committee will notify the Claimant of the extension prior to the termination of the initial period described above. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan expects to make the benefit determination. In no event will the extension exceed a period of 90 days from the end of the initial period.

In the case of a Disability Claim, the extension period will not exceed 30 days, unless prior to the end of first 30-day extension period, the Committee determines that, due to matters beyond its control, a decision cannot be rendered within the extension period, in which case the period for making the determination may be extended for an additional 30 days. Every Disability Claim notice will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, the additional information needed to resolve those issues and the Claimant’s right to provide the specified information within 45 days. If the extension is in effect due to the Claimant’s failure to submit information necessary to decide a Disability Claim, the period for making the benefit determination will be tolled from the date on which the notice of the extension is sent to the Claimant until the date on which the Claimant responds to the request for information. The term “Disability Claim” means a request for a Plan benefit made by a Claimant due to the purported Disability of a Plan Participant.

(c)	Manner and Content of Notification of Benefit Determinations. All notices given by the Committee under the Plan will be given to a Claimant, or to his authorized representative, in a manner that satisfies the standards of 29 CFR 2520.104b-1(b) as appropriate with respect to the particular material required to be furnished or made available to that individual. The Committee may provide a Claimant with either a written or an electronic notice of the Plan’s benefit determination. Any electronic notification will comply with the standards imposed by 29 CFR 2520.104b-1(c)(1)(i), (iii) and (iv). In the case of an Adverse Benefit Determination, the notice will set forth, in a manner calculated to be understood by the Claimant:

(i) The specific reasons for the adverse determination;

(ii) Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the determination is based;

(iii) A description of any additional material or information necessary for the Claimant to complete the claim and an explanation of why such material or information is necessary;

(iv) For a Disability Claim, the identification of any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with Claimant’s Adverse Benefit Determination, without regard to whether the advice was relied upon; and

(v) A description of the Plan’s review procedures and the time limits applicable to such procedures.

(d)	Appeal of Adverse Benefit Determinations. A Claimant who receives an Adverse Benefit Determination and desires a review of that determination must file, or his authorized representative must file on his behalf, a written request for a review of the Adverse Benefit Determination, not later than 60 days (180 days for a Disability Claim) after receiving the determination.

The written request for a review must be filed with the Committee. Upon receiving the written request for review, the Committee will advise the Claimant, or his authorized representative, in writing that:

(i) The Claimant, or his authorized representative, may submit written comments, documents, records, and any other information relating to the claim for benefits; and

(ii) The Claimant will be provided, upon request of the Claimant or his authorized representative, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s Benefit Claim, without regard to whether those documents, records, and information were considered or relied upon in making the Adverse Benefit Determination that is the subject of the appeal.

(e)	Benefit Determination on Review. All appeals by a Claimant of an Adverse Benefit Determination will receive a full and fair review by an appropriate named fiduciary of the Plan. In the case of a Disability Claim, the named fiduciary will not be: (i) the party who made the Adverse Benefit Determination that is the subject of the appeal, nor (ii) the subordinate of that party. In performing this review for a Disability Claim, the named fiduciary will take into account all comments, documents, records, and other information submitted by the Claimant (or the Claimant’s authorized representative) relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination, and will not afford deference to the initial Adverse Benefit Determination. For a Disability Claim, the named fiduciary will consult with a healthcare professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who was not consulted in connection with the Adverse Benefit Determination and who is not the subordinate of such an individual if the named fiduciary believes that such a consultation is necessary to properly complete the review process.

(f)	Notification of Benefit Determination on Review. The Committee will notify a Claimant, in accordance with subsection (g) below, of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days (45 in the case of a Disability Claim) after the Plan’s receipt of the Claimant’s request for review of an Adverse Benefit Determination. If, however, special circumstances require an extension of time for processing the review by the named fiduciary, the Claimant will be notified, prior to the termination of the initial 60 (or 45) day period, of the special circumstances requiring the extension and the date by which the Plan expects to render the Plan’s benefit determination on review, which will not be later than 120 days (90 days in the case of a Disability Claim) after receipt of a request for review. Provided, however, in the case of a Plan with a Committee or other group designated as the appropriate named fiduciary that holds regularly scheduled meetings at least quarterly, the time limit of this subsection will be modified in accordance with 29 CFR 2560.503-1(i)(1)(ii) or 29 CFR 2560.503-1(i)(3)(ii), whichever is applicable.

If the extension period is in effect for a Disability Claim but the extension is due to the Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review will be tolled from the date on which notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(g)	Manner and Content of Notification of Benefit Determination on Review. The Committee will provide a Claimant with notification of its benefit determination on review in a method described in subsection (c) above.

In the case of an Adverse Benefit Determination on review, the notification must set forth, in a manner calculated to be understood by the Claimant:

(a)	The specific reasons for the adverse determination on review;

(b)	Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the benefit determination on review is based;

(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s Benefit Claim, without regard to whether those records were considered or relied upon in making the Adverse Benefit Determination on review, including any reports, and the identities, of any experts whose advice was obtained.

(h)	Court Action. No Participant or beneficiary shall have the right to seek judicial review of a denial of benefits, or to bring any action in any court to enforce a claim for benefits, prior to filing a claim for benefits and exhausting his rights to review under this Section 6.4.

ARTICLE VII

AMENDMENT AND TERMINATION OF THE PLAN

7.1 Amendment of the Plan. The Company shall have the right at any time by action of the Board to modify, alter or amend the Plan in whole or in part.

7.2 Termination of the Plan. The Company reserves the right at any time by action of the Board to terminate the Plan by resolution of the Board or to reduce or cease future contributions under the Plan at any time.

ARTICLE VIII

MISCELLANEOUS

8.1 Governing Law. The Plan shall be construed, regulated and administered according to the laws of the State of Indiana, except in those areas preempted by the laws of the United States of America in which case such laws will control.

8.2 Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and shall not affect the construction of the provisions hereof. In any necessary construction the masculine shall include the feminine and the singular the plural, and vice versa.

8.3 Participant’s Rights; Acquittance. No Participant shall acquire any right or interest in or to the Company’s assets other than as specifically provided herein.

8.4 Spendthrift Clause. No benefit or interest available hereunder will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s designated beneficiary, either voluntarily or involuntarily.

8.5 Counterparts. This Plan may be executed in any number of counterparts, each of which shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

8.6 No Enlargement of Director Rights. Nothing contained in the Plan shall be construed as a service contract between the Company and any person, nor shall the Plan be deemed to give any person the right to be retained as a Director of the Company or limit the right of the Company to retain or discharge any person with or without cause, or to discipline any Director.

8.7 No Guarantee. Neither the Committee nor the Company in any way guarantees the amounts credited under the Plan from loss or depreciation, nor the payment of any money or other assets which may be or become due to any person from the Plan. No Participant shall have any recourse against the Committee if the Company’s assets are insufficient to provide benefits under the Plan.

8.8 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, none of the Company, the Committee and each individual acting as an employee or agent of any of them shall be liable to any Participant or beneficiary for any claim, loss, liability or expense incurred in connection with the Plan, except when the same shall have been judicially determined to be due to the gross negligence or willful misconduct of such person.

8.9 Incapacity of Participant or Beneficiary. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative), then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

8.10 Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity (“Transaction”), but the Plan shall be continued after the Transaction only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that such transferee, purchaser or successor entity sponsors a non-qualified deferred compensation plan for its directors the Individual Account balances under this Plan may as part of the Transaction be transferred to such other plan, and the payment of the benefit liabilities of this Plan may be transferred to such other plan and become liabilities of such transferee, purchaser or successor entity, as set forth in the definitive agreement entered into by the Company in connection with the Transaction.

SIGNATURES

IN WITNESS WHEREOF, the Company has caused this 2005 Directors Deferred Compensation Plan to be executed by its duly authorized officers this 10th day of December, 2004, but effective as of January 1, 2005.

OLD NATIONAL BANCORP

By: /s/ Allen R. Mounts

ATTEST:

By: /s/ G. Michael Ledbetter